Exhibit 5.1

May 24, 2018

Egalet Corporation

600 Lee Road, Suite 100

Wayne, Pennsylvania 19087

Re: At Market Issuances of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Egalet Corporation, a Delaware corporation (the “Company”), in connection with the proposed sale by the Company of shares of its common stock, par value $0.001 per share, having an aggregate offering price of up to $30 million (the “Shares”) pursuant to a Registration Statement on Form S-3 (File No. 333-209367) (the “Registration Statement”) and the related Prospectus and Prospectus Supplement filed with the Securities and Exchange Commission (the “Commission”). All of the Shares are to be sold by the Company as described in the Registration Statement and the related Prospectus and Prospectus Supplement. This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) under Regulation S-K of the Act, and we express no opinion herein as to any matter other than as to the legality of the Shares.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such agreements, corporate records and other instruments and such documents, certificates and receipts of public officials, certificates of officers and other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering the opinion set forth below, including the following documents: (i) the Registration Statement and the related Prospectus and Prospectus Supplement; (ii) the Company’s Third Amended and Restated Certificate of Incorporation (as amended to date); (iii) the Company’s Amended and Restated Bylaws as currently in effect; (iv) the Controlled Equity Offering Sales Agreement, dated July 2, 2015, between the Company and Cantor Fitzgerald & Co. (the “Sales Agreement”); (v) minutes evidencing corporate action of the Company authorizing the issuance and sale of the Shares; and (vi) a certificate of an officer of the Company as to matters of fact material to this opinion.

As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of, and accountants for, the Company and we have assumed in this regard the truthfulness of such certifications and statements. We have not independently established the facts so relied on.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company). We have further assumed that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the opinion expressed below.

We have further assumed that (i) all Shares will be issued and sold in the manner stated in the Registration Statement and the related Prospectus and Prospectus Supplement and in compliance with the applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, the securities or blue sky laws of various states and the terms and conditions of the Sales Agreement and (ii) no more than such number of Shares as have an aggregate offering price of $30,000,000 (inclusive of any amounts sold prior to the date hereof) will be sold by the Company under the Sales Agreement (or, if the Prospectus is subject to the offering limits in General Instruction I.B.6 of Form S-3 at the time of any such sales, such lesser amount of Shares as the Company may then offer and sell pursuant thereto).

On the basis of the foregoing and such examination of law as we have deemed necessary, and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the Shares have been duly authorized for issuance by the Company and, when issued in accordance with the Registration Statement and the related Prospectus and Prospectus Supplement and upon payment of the purchase price therefor, will be validly issued, fully paid and nonassessable.

The opinion set forth in this letter relates only to the Federal laws of the United States of America, the laws of the State of New York, and, to the extent relevant, the General Corporation Law of the State of Delaware (the “DGCL”). We express no opinion concerning the laws of any other jurisdiction, and we express no opinion concerning any state securities or “blue sky” laws, rules or regulations, or any federal, state, local or foreign laws, rules or regulations relating to the offer and/or sale of the Shares.

The opinion expressed herein is based upon the law as in effect and the documentation and facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This Opinion is furnished to you in connection with the filing on the date hereof of a Prospectus Supplement relating to the offer and sale of the Shares and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This opinion is furnished as of the date hereof and we disclaim any undertaking to update this opinion after the date hereof or to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Dechert LLP